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                                [H&H LETTERHEAD]
                                                                     EXHIBIT 5.1
                                  July 16, 2002

SECURITIES AND EXCHANGE COMMISSION
FILING DESK -- STOP 1-4
JUDICIARY PLAZA
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

         RE: PRINCETON NATIONAL BANCORP, INC. -- REGISTRATION OF 20,000 SHARES OF COMMON STOCK, PAR VALUE $5.00 PER SHARE, ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to Princeton National Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 20,000 shares of Common Stock, $5.00 par value per share (the "Common Stock"), to be issued pursuant to the Princeton National Bancorp, Inc. Employee Stock Purchase Plan, as amended (the "Plan").

         In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

         Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           VERY TRULY YOURS,

                                           HOWARD & HOWARD ATTORNEYS, P.C.

                                           /S/TIMOTHY E. KRAEPEL

                                           TIMOTHY E. KRAEPEL